CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated March 1, 2013 on the financial statements of the Litman Gregory Funds Trust, comprising Litman Gregory Masters Equity Fund, Litman Gregory Masters International Fund, Litman Gregory Masters Value Fund, Litman Gregory Masters Smaller Companies Fund, Litman Gregory Masters Focused Opportunities Fund and Litman Gregory Masters Alternative Strategies Fund, as of December 31, 2012, and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to Litman Gregory Funds Trust Registration Statement on Form N-1A.

Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
April 30, 2013